Exhibit 99.01

Contacts:

Investors:	Media:
EVC Group, Inc.	EVC Group, Inc.
Douglas Sherk,	Steve DiMattia
Jenifer Kirtland	(646) 277-8706
(415) 896-6820
DIAMOND FOODS ANNOUNCES QUARTERLY DIVIDEND OF $0.03 FOR THE
FOURTH QUARTER OF FISCAL 2006
STOCKTON, CA, October 13, 2006—Diamond Foods, Inc. (Nasdaq:DMND), a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands, today announced that its Board of Directors approved a cash dividend of $0.03 per common share for the fourth quarter of fiscal 2006. The dividend will be payable on October 26, 2006, to common stockholders of record as of October 18, 2006.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.
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